UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 21, 2009
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification No.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 21, 2009, Herman Miller, Inc. (the “Company”) appointed Mark Nemschoff to fill a vacancy on the Company’s board of directors effective as of July 22, 2009. Mr. Nemschoff was appointed to the class of directors whose term expires in 2011. He is not an independent director because of relationships arising in connection with the Company’s acquisition of Nemschoff Chairs, LLC and accordingly will not serve on any board committee.

The appointment is in conjunction with the previously announced acquisition of Nemschoff Chairs, LLC. The Company, as a part of the acquisition, agreed to appoint Mr. Nemschoff to the board of directors for a period ending with the 2011 annual shareholder meeting. In addition to serving on the board of directors, Mr. Nemschoff has agreed to provide consulting services to the Company’s healthcare division for the next 2 years in exchange for an annual consulting fee of $275,000.

Nemschoff Chairs, LLC leases one of its facilities from an entity related to Mr. Nemschoff under the terms of a five year lease and has committed to continue purchasing certain parts from another entity related to Mr. Nemschoff under a three year supply agreement. The company believes that the amounts paid under both arrangements are at a fair market value.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 24, 2009	HERMAN MILLER, INC. (Registrant) By: /s/ Gregory J. Bylsma —————————————— Gregory J. Bylsma Chief Financial Officer

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